Exhibit 99.1

Visteon Corporation Names Timothy D. Leuliette CEO and President

Francis M. Scricco Named Non-Executive Chairman of the Board of Directors

VAN BUREN TOWNSHIP, Mich., Oct. 1, 2012– Visteon Corporation (NYSE: VC) today announced that the board of directors has named Timothy D. Leuliette chief executive officer and president, effective immediately. Leuliette, 62, a Visteon director since 2010, has served as interim CEO, president and chairman of the board since Aug. 10, when Don Stebbins stepped down from those positions.

Also effective immediately, the board has separated the roles of chairman and CEO (which had previously been consolidated) and has named Francis M. Scricco, who joined the Visteon Board on Aug. 10 of this year, as non-executive chairman of the board. With the naming of Scricco as chairman, Kevin Dowd has stepped down from the post of independent lead director, a designation that he had held since October, 2011.

Speaking on behalf of the board, Dowd, who will remain as a Visteon director, said, “In the seven weeks Tim has been leading the company, he has demonstrated his leadership, insight and vision, including outlining a value-creating action plan for the company. He has a strong understanding of our business and the industry, thanks to his extensive experience in the automotive sector and his board tenure. We have no doubt that Tim is the right person to continue creating value for our customers and shareholders and guiding Visteon into the future.”

Leuliette said: “I look forward to leading the implementation of our recently announced strategic actions and I am committed to improving value for Visteon’s shareholders and reorienting the company for the benefit of our global customers, joint venture partners and employees.”

Leuliette has deep roots in the automotive industry. Until 2010, he served as president and chief executive officer of automotive supplier DURA Automotive, leading that company to a successful recapitalization and sale after its emergence from restructuring. Prior to DURA, he was co-chairman and co-CEO of Asahi Tec Corp., a Japanese publicly traded manufacturer of automotive parts, after the company acquired Metaldyne Corp., a company he co-founded and where he served as chairman, CEO and president. Prior to that, he was president and chief operating officer of Penske Corp., and he is a past chairman of the board of the Detroit Branch of The Federal Reserve Bank of Chicago. He holds an MBA with distinction as well as a degree in mechanical engineering with distinction from the University of Michigan. As a member of Visteon’s board before his appointment as interim CEO and chairman, he chaired the organization and compensation committee and served as a member of the audit committee and the finance and corporate strategy committee.

Scricco, 63, an experienced global executive with 26 years as a senior P&L manager in six different industries and currently on the boards of Tembec, Inc.; Sleep Innovations, Inc.; Masonite, Inc.; and Wastequip, LLC; said: “I am pleased to assume the role of non-executive chairman at this very important time in Visteon’s transformation. The separation of the positions of chairman and CEO is another step the board has taken to continue to enhance our corporate governance and to be responsive to our stakeholders.”

About Visteon

Visteon is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior and electronics products for vehicle manufacturers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; the company has facilities in 28 countries and employs approximately 22,000 people. Learn more at www.visteon.com.

Contacts:

Media:

Jim Fisher

+1-734-710-5557

jfishe89@visteon.com

Investors:

Scott Deitz

+1-734-710-2603

sdeitz@visteon.com